[FILED #C10034-95
 May 19, 1999
 IN THE OFFICE OF
 SECRETARY OF STATE]



       Certificate of amendment of the Articles of incorporation
                                 Of
                           Cherokee Leather, Inc.


David L. Christensen and Andrew W. Berney, certify that:

1. The original articles were filed with the office of the Secretary of State on June 19 1995.
2. As of the date of the certificate, 5,800,000 shares of stock of the corporation have been issued.
3. Pursuant to shareholders meeting at which a majority voted in favor of the following amendment, the company hereby adopts the following amendment to the Articles of Incorporation of this Corporation

First: Name of Corporation
The name of the Corporation is POPStar Communications, Inc.

/s/Andrew W. Berney                   /s/David L. Christensen
Secretary/Director                    President/Director

State of Nevada
County of Clark

On May 17, 1999, personally appeared befo re me, a Notary Public, David L. Christensen and Andrew W. Berney, who acknowledged that they executed the above instrument.


/s/Bridget E. Richards
Bridget E. Richards
Notary in and for Said State and County


[NOTARY PUBLIC
STATE OF NEVADA
County of Clark
BRIDGET E. RICHARDS
My Appointment Expires Sept. 5, 2000]